Exhibit 99.1

PRESS RELEASE

Available for Immediate Publication: January 27, 2004

Contacts:  Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276

R. Dale McKinney, EVP / Chief Financial Office (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces a 31% Annual Earnings Increase.

Merced, California, January 27, 2004-Capital Corp of the West NASDAQ:NMS:CCOW)  today announced a 31% increase in net income for the year ended December 31, 2003 relative to the year 2002. Additionally, as announced in a separate press release, the Board of Capital Corp of the West declared a $.05 per share quarterly cash dividend for shareholders of record February 5, 2004, payable February 26, 2004.

“This has been a banner year for Capital Corp of the West,” stated Chief Executive Officer, Tom Hawker. “We received The Findley Reports Super Premiere Performing Bank designation, were included in the Russell 3000 Index, and for the second year in a row, are included on the FSB: Fortune Small Business Magazine 100 list of America’s fastest growing small public companies. The year also saw a 19% increase in the total assets of our franchise which includes the opening of our third branch office in Fresno as we continue our expansion into that market.  We also continued to build our infrastructure to allow for future extended growth by adding the positions of Chief Operating Officer and Treasurer, thereby assuring that we have the personnel in place to manage our growth.

“As we look forward to 2004, we see several factors that should allow us to maintain our growth strategy of double digit returns each year.  Overall growth in the central valley remains robust when compared to the rest of the state and our nineteen branch network will allow us to participate in all aspects of that growth.  Governor Schwarzenegger’s new budget includes $10 million in one-time supplemental funds for UC Merced in addition to $10 million in permanent funding.  We are committed to our expansion into the Fresno market and plan to open four additional branches by the end of 2005.  In the second quarter we will begin offering Wealth Management / Trust Services as we continue to grow our capability to meet the myriad needs of our diverse customer base.  With this addition, we become the only local community bank offering these services in the San Joaquin Valley. Wealth Management / Trust Services will also provide an added non-interest income revenue stream.  We look forward to continue building on our strong performance in 2003 and we enter the new year with enthusiasm and excitement.”

“With a 16.4% Return on Equity (ROE) for the year and for the fourth quarter 2003, we continue providing solid shareholder returns while expanding services to our customer base”, stated Chief Financial Officer, R. Dale McKinney. “This fourth quarter is our sixth consecutive quarter of achieving our goal of providing a ROE in excess of 15% to our shareholders.  Improvements in credit quality have resulted in a $1.7 million reduction in our loan loss provision for 2003 relative to the year 2002.  Our allowance for loan losses stands at 1.74% and adequately supports our growing loan portfolio.  Our full 2003 year margin of 4.53% continues to be strong relative to peers and is reflective of the current low rate environment.  The fourth quarter and year also benefited from a $527,000 pre tax gain on sale of a certain OREO property that had been previously written down.”

Earnings Discussion

The State of California Franchise Tax Board announcement dated December 31, 2003 takes the position that certain tax transactions related to Real Estate Investment Trusts (REIT’s) will be disallowed pursuant to Senate Bill 614 and Assembly Bill 1601 signed into law earlier this year. As a result of this announcement, no fourth quarter tax benefits were taken related to the Company’s REIT and the related tax benefits recorded during the first three quarters of 2003 have been reversed in the 4th quarter. The Company believes it is adequately reserved for the fourth quarter 2001 and the full year tax benefits for 2002 already recorded.  The Company believes the Company’s tax position in regards to the REIT has merit, and will pursue it’s tax claim and defend it’s use of these entities and transactions.  The Company does not plan to record any benefits related to the REIT going forward into the 2004 year.

Net earnings were $3,590,000 or $0.61 per share for the three months ended December 31, 2003.  This compares to earnings of $2,834,000 or $0.50 per share for the same period in 2002.  Annualized return on average assets and return on average equity were 1.21% and 16.44% for the fourth quarter of 2003 compared with 1.13% and 15.18% for 2002.

The 2003 fourth quarter earnings of $3,590,000 reflect a year over year increase in earnings of $756,000 due primarily to a $1,695,000 improvement in net interest income.  The increase in net interest income was driven by a $147,815,000 or a 17% increase in average interest earning assets. The net interest margin for the fourth quarter of 2003 was 4.48%, a decrease of 10 basis points from the 4.58% achieved during the same period during 2002.  In comparing the 2003 to 2002 fourth quarter, other expenses increased by $814,000 due primarily to increases in salaries and benefits of $233,000 that were the result of management and support staff increases necessary to accommodate branch expansion and normal salary progression and a $309,000 increase in professional fees due primarily to a newly implemented record retention and document retrieval  project.  Our effective tax rate was 34% for the fourth quarter of 2003 compared with 20% for the fourth quarter of 2002.  Income tax expense increased $1,147,000 to $1,855,000 when compared to the $708,000 recorded during the same quarter in 2002.  The increase in the 2003 tax rate is attributable to no longer booking REIT tax benefits and a higher level of taxable operating income.

Credit Quality

The Company’s allowance for loan losses was $13,263,000 or 1.74% of total loans at December 31, 2003.  Nonperforming assets totaled $4,047,000 or 0.33% of total assets and nonperforming loans stood at $3,987,000 or 0.52% of total loans.  At December 31, 2003 the allowance for loan losses totaled 333% of nonperforming loans.  This compares to an allowance for loan losses of $12,134,000 or 1.91% of total loans at December 31, 2002.  At December 31, 2002, nonperforming assets totaled $2,443,000 or 0.24% of total assets, nonperforming loans totaled $2,383,000 or .38% of total loans and the allowance for loan losses totaled 509% of nonperforming loans.  The increase in nonperforming assets between December 31, 2002 and December 31, 2003 was primarily due to the down grading of a $2.1 million secured commercial real estate loan to nonperforming status during the 4th quarter of 2003.

Book Values - Capital

The Company’s capital at December 31, 2003 stood at $89,485,000 compared with $77,169,000 as of December 31, 2002.  Book value and tangible book value per share totaled $15.82 and $15.36 as of December 31, 2003 as compared to $13.80 and $13.21 as of December 31, 2002.  The Company’s tangible leverage capital ratio stood at 8.55% at December 31, 2003, compared with 7.72% as of December 31, 2002.  The Company’s risk based capital ratio stood at 11.57% at December 31, 2003, compared with 10.74% as of December 31, 2002.

Forecasted Information

Looking to the full year 2004, R. Dale McKinney, CFO of the Corporation, comments “Interest rates are anticipated to remain at the current low historical levels for the near future.  Tax equivalent margins averaged 4.48% for fourth quarter 2003 and are expected to decline during the year 2004 to an average margin in the 4.35% to 4.40% range.  Loan loss accruals for 2004 are anticipated to remain at the same relative levels to loans as during the year 2003. Our effective tax rate for 2004 is forecasted to rise to the 29% to 31% range. For 2004, ROE is forecast to be 15% plus and growth in total assets in excess of 15%.  This is keeping with our internal goal of at least a 15% ROE and expanding our franchise at a minimum rate of 15%. We are forecasting a 10% to 11% earnings improvement over our 2003 year, or fully diluted earnings per share in the $2.53 to $2.56 range.  Our 2004 earnings growth is not forecast to be at our recent strong historical levels, or the levels we expect to return to in 2005 and beyond, due to our branch expansion in Fresno, the creation of our Trust Services division, and the expansion of our facilities in Merced to alleviate overcrowding and to prepare for the additions in employee headcount that will be needed to meet the needs of our anticipated strong growth.  Risk based capital ratios are anticipated in the 11.00% to 11.50% range and leverage capital ratios are anticipated in the 8.00% to 8.50% range during the full 2004 year. These ratios continue to be considered well capitalized by regulatory definitions.”

Conference Call Recording

Capital Corp of the West’s year end 2004 earnings conference call is scheduled for January 28,  2004 at 7:00 am PDT.  Investors have the opportunity to listen to a recording of the conference call by going the web site of the company www.ccow.com just after the call and following the instructions to play back the recorded conference call.  The recording will be available on the web site for 30 days following the conference call.

Safe Harbor

In addition to historical information, this release includes certain forward-looking statements regarding events and trends which may affect the Company’s future results.  Such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially. These factors include general risks inherent to commercial lending; risks related to asset quality; risks related to the Company’s dependence on key personnel and its ability to manage existing and future growth; risks related to competition;  risks posed by present and future government regulation and legislation; and risks resulting from federal monetary policy.

Reference Information

Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of Regency Investment Advisors (RIA) and County Bank, with more than 26 years of service as “Central California’s Community Bank.”  Currently County Bank has nineteen branch offices serving the communities of Fresno, Madera, Mariposa, Merced, Stanislaus, San Francisco, Stockton and Tuolumne counties.  As of the latest FDIC data, County Bank has 5.1% market share of the six counties in which it has retail branches.  This ranks County Bank sixth out of forty-one financial institutions in these counties. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.

-Financial Tables Follow-

Capital Corp of the West

Consolidated Statements of Income

(Dollars in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2003	2002	2003	2002

Interest income	$16,217	$15,052	$62,413	$58,811
Interest expense	3,926	4,456	16,253	18,854
Net interest income	12,291	10,596	46,160	39,957
Provision for loan losses	551	730	2,455	4,151
Other income:
Service charges on accounts	1,416	1,344	5,480	5,076
All other income	1,480	709	4,697	3,187
Other expenses:
Salaries and related benefits	4,892	4,659	19,071	16,674
Premises and occupancy	837	710	2,946	2,526
Equipment	999	789	3,335	2,954
Professional fees	594	285	1,662	1,177
Marketing	247	223	963	900
Intangible amortization	166	170	676	680
Supplies	179	222	794	780
Other expenses	1,277	1,319	5,938	5,495
Total other expenses	9,191	8,377	35,385	31,186
Income before income taxes	5,445	3,542	18,497	12,883
Provision for income taxes	1,855	708	4,857	2,455
NET INCOME	$3,590	$2,834	$13,640	$10,428

Capital Corp of the West

Consolidated Balance Sheets

(Dollars in thousands)	At December 31,		2003 Averages QTD	2003 Averages YTD
	2003	2002
Assets
Cash and noninterest-bearing deposits in other banks	$44,292	$46,628	$39,187	$35,456
Federal funds sold	1,190	26,555	36,933	26,673
Time deposits at other financial institutions	350	500	350	504
Investment securities available for sale, at fair value	275,403	231,392	242,542	244,204
Investment securities held to maturity at cost, fair value of $97,717 and $57,905 at December 31, 2003 and 2002	96,612	55,628	90,200	73,898
Loans, net of allowance for loan losses of $13,263 and $12,134 at December 31, 2003 and 2002	750,989	621,639	716,651	674,006
Interest receivable	6,045	5,532	5,338	5,116
Premises and equipment, net	16,557	13,942	15,420	15,069
Intangible assets	2,649	3,325	2,731	2,983
Other assets	40,455	29,255	37,393	34,279
Total assets	$1,234,542	$1,034,396	$1,186,745	$1,112,188

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing demand	$206,709	$164,852	$189,490	$164,919
Negotiable orders of withdrawal	136,975	120,449	133,048	122,927
Savings	330,023	223,404	321,375	274,988
Time, under $100	182,363	164,959	181,187	171,045
Time, $100 and over	172,738	160,715	174,764	178,178
Total deposits	1,028,808	834,379	999,864	912,057

Other borrowings	109,313	116,390	93,872	111,331
Accrued interest, taxes and other liabilities	6,936	6,186	5,681	5,802
Total liabilities	1,145,057	957,227	1,099,417	1,029,190

Preferred stock, no par value; 10,000,000 shares authorized; none outstanding	—	—	—	—
Common stock, no par value; 20,000,000 shares authorized; 5,655,020 and 5,591,336 issued & outstanding at December 31, 2003 and 2002	54,228	46,436	53,864	51,626
Retained earnings	34,816	27,824	32,864	29,498
Accumulated other comprehensive income	441	2,909	600	1,874
Total shareholders’ equity	89,485	77,169	87,328	82,998
Total liabilities and shareholders’ equity	$1,234,542	$1,034,396	$1,186,745	$1,112,188

Loan Portfolio Composition

	December 31 2003		December 31 2002
(Dollars in thousands)	Dollar Amount	Percent of loans	Dollar Amount	Percent of loans
Loan Categories:
Commercial	$195,588	25%	$145,364	23%
Agricultural	92,550	12	96,793	15
Real estate construction	89,652	12	78,064	12
Real estate mortgage	318,624	42	244,468	39
Consumer	67,838	9	69,084	11
Total	764,252	100%	633,773	100%
Less allowance for loan losses	(13,263)		(12,134)
Net loans	$750,989		$621,639

Allowance for Loan Loss Activity

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Allowance for Loan Losses:
Balance at beginning of period	$12,134	$9,743	$8,207
Provision for loan losses	2,455	4,151	4,115
Charge-offs	(1,995)	(2,589)	(3,152)
Recoveries	669	829	573
Net charge-offs	(1,326)	(1,760)	(2,579)
Balance at end of period	$13,263	$12,134	$9,743

Loans outstanding at period-end	$721,922	$633,733	$532,420
Average loans outstanding	$687,419	$576,156	$453,503

Annualized net charge-offs to average loans	0.19%	0.31%	0.57%
Allowance for loan losses
To total loans	1.74%	1.91%	1.83%
To nonperforming loans	332.70%	509.15%	200.65%

Selected Financial Data

Capital Corp of the West Selected Financial Data	Three Months Ended 12/31/03	Three Months Ended 12/31/02	Twelve Months Ended 12/31/03	Twelve Months Ended 12/31/02

Basic Earnings Per Share	$.64	$.51	$2.43	$1.88
Diluted Earnings Per Share	$.61	$.50	$2.34	$1.83

Annualized Return on:
Average Assets	1.21%	1.13%	1.23%	1.09%
Average Equity	16.44%	15.18%	16.43%	14.94%
Net Interest Margin	4.48%	4.58%	4.53%	4.58%
Efficiency Ratio	59%	65%	62%	63%
Annualized Net Charge-offs to
Average Loans	0.25%	0.35%	0.19%	0.31%

Capital / Shareholder information

	December 31, 2003	December 31, 2002

Book Value Per Share	$15.82	$13.80
Tangible Book Value Per Share	$15.36	$13.21

Leverage Capital Ratio	8.55%	7.72%
Risk Based Capital Ratio	11.57%	10.74%

Nonperforming Assets

	December 31 2003	December 31 2002
	(In thousands)

Nonaccrual loans	$3,987	$2,381
Accruing loans past due 90 days or more	—	2
Total nonperforming loans	3,987	2,383
Other real estate owned	60	60
Total nonperforming assets	$4,047	$2,443

Nonperforming loans to total loans	0.52%	0.38%
Nonperforming assets to total assets	0.33%	0.24%